LOAN MODIFICATION AGREEMENT

THIS LOAN MODIFICATION AGREEMENT ("Agreement") is entered into effective as of June 2, 2023 ("Effective Date"), by and among: (i) COMMUNITY TRUST BANK, INC., a Kentucky corporation ("Bank"); (ii) CORBIN PROJECT LLC, ARQ PROJECTS HOLDING COMPANY LLC, ARQ ST. ROSE LLC, ARQ CORBIN LLC and ARQ CORBIN LAND LLC, each a Delaware limited liability company (collectively, "Borrowers"); and (iii) Advanced Emissions Solutions, Inc., a Delaware corporation ("ADES"), with ADES signing solely with respect to the sections of this Agreement expressly applicable to ADES.
RECITALS:
A.Pursuant to that certain Loan Agreement (USDA Guaranteed Loan) by and among Bank and Borrowers dated January 27, 2021, as amended by that certain letter agreement by and among Bank and Borrowers dated January 21, 2022, and as otherwise amended, modified and/or extended by the parties from time to time (collectively, "Loan Agreement"), Bank has previously established for Borrowers a term loan in the original principal amount of TEN MILLION AND NO/100 DOLLARS ($10,000,000.00) ("Loan").
B.The Loan is further evidenced by: (i) that certain Promissory Note dated January 27, 2021, made jointly and severally payable by Borrowers to the order of Bank in the original principal amount of EIGHT MILLION AND NO/100 DOLLARS ($8,000,000.00) (as amended, modified and/or extended by the parties from time to time, "Note A"), which was guaranteed by the United States Department of Agriculture pursuant to the "USDA Loan Note Guarantee" defined in the Loan Agreement; and (ii) that certain Promissory Note dated January 27, 2021, made jointly and severally payable by Borrowers to the order of Bank in the original principal amount of TWO MILLION AND NO/100 DOLLARS ($2,000,000.00) (as amended, modified and/or extended by the parties from time to time, "Note B"). Note A and Note B are referred to herein collectively as the "Notes."
C.On February 1, 2023, ADES entered into a Securities Purchase Agreement with Arq Limited, a company incorporated under the laws of Jersey ("Arq"), pursuant to which ADES acquired all of the direct and indirect equity interests of Arq’s subsidiaries, including Borrowers ("Transaction").
D.Borrowers and ADES have requested that Bank recognize the Transaction, release and waive certain of Bank’s rights and remedies in respect of Borrowers’ failure to comply with certain requirements of the Loan Documents and modify certain terms and provisions applicable to the Loan. As an inducement to Bank to take the foregoing actions, without which inducement Bank would be unwilling to do so, Borrowers and ADES have agreed to enter into this Agreement.

AGREEMENT:
NOW, THEREFORE, for and in consideration of the Recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.LOAN DOCUMENTS AS DEFINED IN LOAN AGREEMENT; CAPITALIZATION; RECITALS. The definition of the term "Loan Documents" set forth in the Loan Agreement is hereby amended to include this Agreement. Capitalized terms used but not otherwise defined herein shall have the same meanings herein as are given to them in the Loan Agreement and/or the other Loan Documents, as applicable. The foregoing Recitals are confirmed by the parties as true and correct in all respects, are incorporated herein by reference and are substantive, contractual parts of this Agreement. To the extent not expressly amended or modified hereby or in connection herewith, all of the Loan Documents are hereby deemed to be amended to the extent necessary to reflect the terms and conditions of this Agreement, and the parties hereto hereby acknowledge and agree that all liens, security interests and pledges created by the Loan Documents fully secure the entire amount of the Loan.
2.NO FURTHER LOAN PROCEEDS AVAILABLE. As of April 24, 2023, the outstanding principal balance of Note A is Seven Million Nine Hundred Thirty Thousand Seven Hundred Fifteen and 99/100 Dollars ($7,930,715.99) and the outstanding principal balance of Note B is One Million Nine Hundred Eighty-Two Thousand Six Hundred Seventy-Nine and No/100 Dollars ($1,982,679.00). NOTWITHSTANDING THE FACE AMOUNTS OF THE NOTES OR ANYTHING CONTAINED HEREIN OR IN ANY OTHER LOAN DOCUMENT TO THE CONTRARY, BORROWERS ACKNOWLEDGE AND AGREE THAT THE PROCEEDS OF THE NOTES HAVE BEEN FULLY DISBURSED TO BORROWERS PREVIOUSLY AND THAT BORROWERS ARE NOT ENTITLED TO ANY FURTHER DISBURSEMENTS OF PROCEEDS UNDER THE NOTES.
3.AFFIRMATION AND REAFFIRMATION OF OBLIGATIONS. Borrowers acknowledge, affirm and reaffirm their respective obligations under the Loan Agreement, Notes, this Agreement and the other Loan Documents and further acknowledge that the Loan Agreement, Notes and the other Loan Documents, as modified hereby, are in full force and effect. Borrowers acknowledge that the outstanding principal balance of the Loan as of April 24, 2023, as set forth above, plus interest accrued and accruing thereon, and fees, costs, expenses and other charges now and/or hereafter payable by Borrowers to Bank under the Loan Documents in connection therewith and herewith, are as of the Effective Date hereof, unconditionally owing by Borrowers to Bank, without claim, offset, defense or counterclaim of any kind whatsoever. Borrowers hereby remake and restate, as of the date of this Agreement, each and every warranty and representation set forth in the Loan Agreement, Notes and the other Loan Documents, as modified herein, and further represent and warrant to Bank that no "Event of Default" as defined in the Loan Agreement or in any of the other Loan Documents now exists (other than any such Event of Default which Bank has waived pursuant to this Agreement).
4.ORGANIZATIONAL STRUCTURE; OFFICER'S CERTIFICATES; EVIDENCE OF AUTHORITY. As of the Effective Date, Borrowers and ADES represent and warrant to Bank that: (a) the organizational chart of Borrowers provided herewith; and (b) the officer’s certificates executed by Borrowers and delivered to Bank in connection with this Agreement, in the form attached hereto as Exhibit A and incorporated herein by reference, including the authorizing resolutions attached to such certificates, are true, accurate and complete in all respects.

5.MODIFICATION OF Loan AGREEMENT TERMS.    The parties hereby agree as follows:
5.1Financial Statements. The parties acknowledge and agree that Borrowers failed to deliver to Bank their audited consolidated financial statements for the fiscal year ended December 31, 2021 ("2021 Financial Statements") and for the fiscal year ended December 31, 2022 ("2022 Financial Statements"), as and when required by Section 5.3(a) of the Loan Agreement. Bank waives and releases Borrowers’ obligation to deliver the 2021 Financial Statements. Bank further acknowledges and agrees that Bank has accepted, in full satisfaction of Borrowers’ obligation to deliver the 2022 Financial Statements as required by Section 5.3(a) of the Loan Agreement, the delivery by Borrowers Bank of (a) ADES’ SEC 10-K for the fiscal year ended December 31, 2022, (b) certain financial statements of Arq for the period ended September 30, 2022, and (c) the compiled but unaudited consolidated financial statements of Borrowers for the fiscal year ended December 31, 2022. Notwithstanding the foregoing, Borrowers agree to deliver to Bank, no later than June 30, 2023, the audited consolidated financial statements of Arq for the fiscal year ended December 31, 2022.
5.2ADES Reporting. Borrowers and ADES agree that until the principal and all interest on the Loan and all of the other Indebtedness has been paid in full and the Loan Documents have been terminated, Borrowers shall cause ADES to deliver to Bank, no later than five (5) Business Days after filing same with the U.S. Securities and Exchange Commission, true, accurate and complete copies of its quarterly SEC 10-Q filings and its annual SEC 10-K filings (collectively, "ADES Reports"). Borrowers represent to Bank that they have the authority to cause ADES to deliver the ADES Reports as required pursuant to this Section 5.2. Bank acknowledges and agrees that the ADES Reports, if delivered to Bank as and when required by this Agreement, shall satisfy Borrowers’ obligations under Section 5.3(a) and Section 5.3(c) of the Loan Agreement on a going-forward basis from and after the Effective Date of this Agreement.
5.3Financial Covenants. The parties acknowledge and agree that (a) Borrowers failed to satisfy the financial covenant regarding their "Ratio of Indebtedness to Net Worth" as and when required pursuant to Section 5.12(a) of the Loan Agreement for the fiscal year ended December 31, 2022; (b) Borrowers will likely be unable to satisfy the Ratio of Indebtedness to Net Worth for the fiscal year ending December 31, 2023; and (c) Borrowers will likely be unable to satisfy the "Debt Service Coverage Ratio" financial covenant set forth in Section 5.12(c) of the Loan Agreement for the fiscal year ending December 31, 2023. The Ratio of Indebtedness to Net Worth and the Debt Service Coverage Ratio financial covenants are sometimes referred to collectively herein as the "Covenants." Bank hereby waives and releases Borrowers’ obligations to satisfy the Ratio of Indebtedness to Net Worth Covenant for the fiscal year ended December 31, 2022, and further waives and releases Borrowers’ obligations to satisfy both Covenants for the fiscal year ending December 31, 2023. Borrowers acknowledge and agree that Borrowers shall be obligated to comply with the Covenants on and after the fiscal year ending December 31, 2024, for as long as any portion of the Loan is outstanding. For the avoidance of doubt, Borrowers further acknowledge and agree that Bank has not waived, and that Borrowers shall be obligated to comply with, the "Minimum Balance Sheet Equity" financial covenant set forth in Section 5.12(b) of the Loan Agreement.

5.4Additional Deposit – Interest Reserve Account. The parties acknowledge and agree that, as a condition to Bank’s willingness to enter into this Agreement, Borrowers have deposited the sum of Seven Hundred Twenty-Seven Thousand Nine Hundred Ninety and No/100 Dollars ($727,990.00) ("Additional Deposit") into the "Interest Reserve Account," as that term is defined in the Loan Agreement, which, together with the balance of the Interest Reserve Account as of the date of such deposit, is an amount sufficient to pay all regularly scheduled payments of principal and interest on the Loan for a period of one (1) year from the date upon which the Additional Deposit was made. The term “Interest Reserve Funds,” as defined in the Interest Reserve Escrow and Security Agreement by and among Bank and Borrowers dated January 27, 2021 ("Escrow Agreement"), is hereby amended to include the Additional Deposit, and the parties acknowledge and agree that both the security interest previously granted by Borrowers to Bank in and to the Interest Reserve Funds and Bank’s right of offset as described in the Loan Agreement apply to the Additional Deposit.
Notwithstanding any provision of any of the Loan Documents to the contrary, including any provision of the Escrow Agreement:
(a)Borrowers shall only be entitled to withdraw funds from the Interest Reserve Account in accordance with the following provisions:
(1)for a period of one (1) year from the Effective Date, no funds may be withdrawn from the Interest Reserve Account;
(2)during the second (2nd) year from the Effective Date, Borrowers may withdraw a maximum of 25% of the funds in the Interest Reserve Account if (A) Borrowers are then-current with respect to the Loan and all payments made on the Loan have been made when due; (B) Borrowers are not in default under any of the Loan Documents; (C) Borrower’s Ratio of Indebtedness to Net Worth is four (4) to one (1) or less; (D) Borrowers’ Minimum Balance sheet equity is twenty percent (20%) or greater; and (E) commencing with the fiscal year ending December 31, 2024, Borrowers’ Debt Service Coverage Ratio (calculated as (x) net income plus interest, taxes, depreciation and amortization divided by (y) Borrowers’ interest expense, plus current maturities of long-term debt) shall meet or exceed a ratio of 1.25x;
(3)during the third (3rd) year from the Effective Date, Borrowers may withdraw up to 75% of the funds in the Interest Reserve Account as of the Effective Date, less any amount withdrawn under subsection (2) above, if Borrowers remain in compliance with the provisions of subsection (2) above; and
(4)during the fourth (4th) year from the Effective Date, Borrowers may withdraw the remaining funds from the Interest Reserve Account if Borrowers remain in compliance with the provisions of subsection (2) above;
(b)Upon the occurrence of an "Event of Default," as that term is defined in the Loan Agreement, and the continuance of such Event of Default beyond any applicable grace, notice or cure period, Bank shall have the right, without further order, notice or direction to or from Borrowers or ADES, to apply all or any portion of the Interest Reserve Funds to the then- outstanding principal balance of the Loan and any accrued but unpaid interest thereon; and

(c)In the event that Bank applies any of the Interest Reserve Funds as set forth in the preceding subsection (b), Borrowers shall within five (5) business days of Bank’s written demand make such additional deposits to the Interest Reserve Account as may be necessary to bring the balance of the Interest Reserve Account back to an amount sufficient to pay all regularly scheduled payments of principal and interest on the Loan for a period of one (1) year from the date of such written demand.
5.5Transition of Bank Accounts. The parties agree that Borrowers shall have established their operating bank accounts with Bank no later than September 30, 2023.
5.6Additional Collateral. The parties acknowledge and agree that ADES intends to provide funding to Borrowers in connection with certain capital improvement projects of Borrowers, which are estimated to be completed by the end of the first half of 2024 (collectively, "Improvement Projects"). Borrowers and ADES agree to provide Bank with such information as Bank may reasonably request from time to time regarding such funding and the Improvement Projects, including any sources and uses statements requested by Bank, and further agree that if Bank determines in the reasonable exercise of its discretion that the Improvement Projects have resulted in, or will result in, Borrowers’ acquisition of any equipment or other fixed and/or operating assets in which Bank does not then hold a lien or security interest ("Additional Collateral"), Bank is authorized to amend and/or amend and restate its then-current security instruments to include such Additional Collateral, in all of which Borrowers hereby grant to Bank a security interest to further secure the Loan. Borrowers and ADES shall cooperate with Bank in obtaining any third-party consents, estoppels or other agreements as Bank may reasonably determine to be necessary in connection with acquiring a security interest in such Additional Collateral.
5.7Permit. The parties acknowledge and agree that Borrowers are no longer required under applicable law to obtain and maintain the permit described in the Loan Documents as 2002-S-008.
5.8Notices. Borrowers’ notice addresses set forth in the Loan Agreement are hereby amended to be:

c/o Advanced Emissions Solutions, Inc.
Attention: Greg Marken
8051 E. Maplewood Ave
Suite 210
Greenwood Village, CO 80111
5.9Security Agreement Exhibit. Exhibit C attached to the Security Agreement dated January 27, 2021, by and among Borrowers and Bank is hereby deleted and replaced with the form of Exhibit C attached hereto as Exhibit B and incorporated herein by reference.
6.MODIFICATION FEE. Borrowers agree to pay to Bank upon the execution of this Agreement a loan modification fee in the amount of Fifty Thousand and No/100 Dollars ($50,000.00) ("Modification Fee"), which Modification Fee is nonrefundable and shall not be applied to any other indebtedness or obligation of Borrowers to Bank.

7.WAIVER AND RELEASE OF CLAIMS; COVENANT NOT TO SUE. Borrowers and ADES agree that as of the Effective Date, Bank has fully and timely performed all of its obligations and duties in compliance with the Loan Documents and applicable law and has acted reasonably, in good faith and appropriately under the circumstances. Therefore, as material inducement to Bank’s agreement to enter into this Agreement, without which Bank would be unwilling to do so, Borrowers and ADES as of the Effective Date hereby irrevocably and fully release and discharge Bank and its officers, directors and employees from any and all claims, demands, damages, actions, causes of action, liabilities and obligations, of whatsoever kind or nature, whether known or unknown, contingent or otherwise, and now existing and related to or arising from the Loan (collectively, "Claims"). Borrowers and ADES hereby absolutely and unconditionally covenant and agree with and in favor of Bank that they will not pursue Bank (at law, in equity, in any regulatory proceeding or otherwise) on the basis of any Claim released, remised and discharged under this Agreement. If any of Borrowers and/or ADES violates the foregoing covenant, the violating party (jointly and severally as among Borrowers, but not as among Borrowers and ADES) agrees to pay, in addition to such other damages as Bank may sustain as a result of such violation, all reasonable attorneys’ fees and actual, verifiable costs incurred by Bank as a result of such violation. The provisions of this Section 7 shall survive indefinitely.
8.EVENT OF DEFAULT. It shall be an event of default under this Agreement if any of Borrowers and/or ADES fail to observe, perform and comply with any their respective obligations under this Agreement or under any of the other Loan Documents, as modified hereby. Any event of default under this Agreement shall constitute an "Event of Default" under the Loan Agreement and Bank shall have all remedies with respect thereto to which Bank is entitled under the Loan Documents, at law and/or in equity, to the fullest extent available under applicable law.
9.REPRESENTATIONS AND WARRANTIES OF BORROWERS AND ADES. Borrowers and ADES represent and warrant to Bank as of the Effective Date that:
(a)this Agreement is not being made or entered into with the actual intent to hinder, delay, or defraud any Person, and no action or proceeding, including, without limitation, a voluntary or involuntary petition for bankruptcy, has been instituted or threatened by or against any of Borrowers or ADES;
(b)this Agreement is not intended by the parties to constitute a novation of the Loan Documents, all of the terms, conditions, rights and obligations as set out in the Loan Documents, as modified hereby, shall remain in full force and effect, and all liens and security interests created pursuant to the Loan Documents are intended to continue securing all of Borrowers’ obligations under the Loan Documents;
(c)Borrowers and ADES have the legal power and right to execute and deliver this Agreement and to observe and perform their obligations hereunder; their performance hereunder does not violate and will not violate any existing provision in Borrowers’ or ADES’ organizational or governing documents or any law applicable to any of them or otherwise constitute a default or violation under any existing contract or other obligation binding upon any of them or their property, with or without the passage of time, the giving of notice or both; each Person executing and delivering this Agreement on behalf of Borrowers and ADES has been duly authorized to do so by all necessary entity action of Borrowers and ADES; and this Agreement is legally binding upon Borrowers and ADES;

(d)this Agreement and the other Loan Documents, as modified hereby and/or in connection herewith, collectively constitute the entire agreement among Bank, Borrowers and ADES with respect to the subject matter hereof; and
(e)Borrowers and ADES are under no duress or undue influence to sign this Agreement and have had the opportunity to be represented and advised by counsel.
10.NO WAIVER, COURSE OF DEALING OR COURSE OF PERFORMANCE BY BANK; PRESERVATION OF RIGHTS. The execution, delivery and performance of this Agreement shall be without prejudice to, and except as expressly stated herein, is not a waiver or release of, Bank’s rights at any time in the future to exercise any and all rights conferred upon Bank by the Loan Documents or otherwise at law and/or in equity upon the occurrence of an Event of Default under the Loan Documents or an event of default under this Agreement, including, without limitation, the commencement of collection proceedings against Borrowers. Bank’s agreement to enter into this Agreement shall not be deemed to constitute a course of dealing or course of performance or to require Bank to negotiate any additional modifications with Borrowers or ADES.
11.MISCELLANEOUS.
11.1Counterparts; Electronic Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same Agreement. Executed copies hereof may be delivered by facsimile, by email of a PDF document or by other electronic means, and, upon receipt, shall be deemed originals and binding upon the parties hereto, provided, however, that the foregoing shall not be deemed to prohibit Bank from requiring the delivery of original signatures. Signature pages may be detached and reattached to physically form one document. Each party agrees that if Bank permits the use of electronic signatures in this Agreement and if electronic signatures are used, they are intended to authenticate this Agreement and to have the same force and effect as manual, "wet ink" signatures. For purposes hereof, "electronic signatures" mean any electronic symbols or processes attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including .pdf, facsimile or email electronic signatures.
11.2Amendment; Binding Effect. This Agreement shall not be altered, amended or modified except by the written agreement of the parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Borrowers and ADES shall not assign this Agreement or any of their respective rights or obligations hereunder.
11.3Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Kentucky, without giving effect to any conflict of laws rule or principal that would require the application of the laws of another jurisdiction.

11.4Jurisdiction and Venue. Borrowers and ADES hereby irrevocably agree that any legal action or proceeding arising out of this Agreement shall be brought in the state courts located in Fayette County, Kentucky, or the federal courts for the Eastern District of Kentucky (or, at Bank’s option in its sole discretion, in any state or federal court of appropriate jurisdiction in which Bank at any time or from time to time chooses in its sole discretion to bring an action or otherwise exercise a right or remedy) and hereby irrevocably consent and submit to the jurisdiction of said courts and irrevocably waive any objection that Borrowers and/or ADES may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or in relation to this Agreement or any other Loan Document brought in any of such courts and also irrevocably waive any claim that any such suit, action or proceeding brought in any one of those courts has been brought in an inconvenient forum. Nothing herein shall in any way be deemed to limit the ability of Bank to serve any writs, process or summons in any other manner permitted by applicable law or to obtain jurisdiction over Borrowers and/or ADES in such other jurisdictions, and in such manner, as may be permitted by applicable law
11.5Jury Trial Waiver. BANK, BORROWERS AND ADES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION AND/OR ANY OTHER PROCEEDING BASED ON, ARISING OUT OF, UNDER AND/OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER LOAN DOCUMENT AND/OR OUT OF ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER WRITTEN OR ORAL) AND/OR ACTIONS OF BORROWERS, ADES AND/OR BANK.
11.6Interpretation. Section headings in this Agreement are used for convenience only and shall not be interpreted to define, limit, or describe the scope of this Agreement, or the intent of any provision hereof. The parties waive any statutory or common law presumption that would construe this Agreement against or in favor of the party who drafted it.
11.7Severability. If any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not render the remainder of this Agreement invalid illegal or unenforceable.
11.8Further Assurances. Each party agrees that such party will at any time hereafter make such further assurances and execute or cause to be executed such further instruments as may be reasonably requested by another party in order that this Agreement may be fully performed in accordance with its intent and provisions, including, without limitation, in relation to Section 5.6.
11.9Reimbursement of Costs and Expenses. Borrowers agree to pay (or to reimburse Bank for), promptly upon demand by Bank, all costs, fees and expenses, including attorneys’ fees and costs, incurred by Bank in connection with the negotiation, preparation, administration and enforcement of this Agreement and the matters contemplated hereby.

[Remainder of Page Intentionally Left Blank; Signature Pages Immediately Follow]

In Witness Whereof, the parties have entered into this Agreement effective as of the Effective Date.

COMMUNITY TRUST BANK, INC.

By:	/s/ Stephen Belcher
Stephen Belcher, Senior Vice President
("Bank")

CORBIN PROJECT LLC

By:	/s/ Greg Marken
Greg Marken, President

ARQ PROJECTS HOLDING COMPANY LLC

By:	/s/ Greg Marken
Greg Marken, President

ARQ ST. ROSE LLC

By:	/s/ Greg Marken
Greg Marken, President

ARQ CORBIN LLC

By:	/s/ Greg Marken
Greg Marken, President

ARQ CORBIN LAND LLC

By:	/s/ Greg Marken
Greg Marken, President
(collectively, "Borrowers")

ADVANCED EMISSIONS SOLUTIONS, INC. (solely with respect to the sections of this Agreement expressly applicable to ADES)

By:	/s/ Greg Marken
Greg Marken, President and Chief Executive Officer
("ADES")